Exhibit 99.1

FOR IMMEDIATE RELEASE

Stacy Roughan
Director, Investor Relations
IHOP Corp.
818-637-3632

IHOP CORP. PROVIDES 2006 FINANCIAL PERFORMANCE GUIDANCE

GLENDALE, Calif., January 31, 2006 — IHOP Corp. (NYSE: IHP) today announced that it expects earnings per diluted share for 2006 to range between $2.25 and $2.35, including the impact of $2.5 million to $3.5 million of stock option expense.  Excluding stock option expense, IHOP expects earnings per diluted share for 2006 to range between $2.35 and $2.45.  The Company’s earning performance outlook is based on IHOP’s expectation of positive same-store sales growth at 2% to 4% in 2006, the addition of 64 to 69 new restaurants to the IHOP system this year, careful General & Administrative (G&A) expense management, and the benefit of ongoing share repurchase by the Company.

IHOP expects to generate between $73 million and $80 million in total cash in 2006, which reflects the expected cash contribution from two key sources: $55 million to $60 million in Cash from Operations, as well as the structural run off of $18 million to $20 million in principal receipts from note and equipment contracts receivable.

Julia A. Stewart, IHOP’s President and Chief Executive Officer, said, “In 2006, we expect to continue the successful financial formula that served us well in 2005.  We will attempt to maximize the key revenue drivers of our business – same-store sales growth and new franchise restaurant openings – as well as seek operating leverage through careful G&A management, while continuing our share repurchase program.  This financial formula results from our overall strategic framework of Energizing the Brand, Improving Operations Performance and Maximizing Franchise Development.”

2006 EPS Performance

IHOP’s 2006 earnings performance range of $2.25 to $2.35 per diluted share, including stock option expense, is based on, among other things, the following assumptions:

•      Positive same-store sales growth of between 2% and 4% in 2006.  Key sales catalysts for 2006 include enhanced national cable and network syndication advertising strategies, a strong line-up of promotional products focused on leveraging IHOP’s core brand equities, continued operational improvements and enhanced guest satisfaction at the restaurant level, as well as the system-wide adoption of additional core menu improvements, among other factors.

•      The addition of 64 to 69 new restaurants to the IHOP system in 2006.  This includes 55 to 60 franchise IHOP restaurants to be developed by franchisees, five restaurants to be developed by IHOP’s area licensee in Florida, and four restaurants to be developed by

450 N. Brand Boulevard • 7th Floor • Glendale, CA 91203-2306 • Phone: (818) 637-3632 • Fax: (818) 637-3120

IHOP Corp. in its dedicated Company market of Cincinnati, Ohio.  The majority of these restaurants are expected to open in the second half of 2006.

•      G&A expenses are expected to range between $65 million to $67 million in 2006, which includes the impact of $2.5 million to $3.5 million of stock option expense recognized in accordance with the Financial Accounting Standards Board Statement No. 123 for Share-Based Payment.  IHOP expects to manage G&A spending carefully as the Company works to enhance its operating leverage.  The Company’s G&A spending will focus on initiatives designed to support same-store sales growth, enhance the IHOP brand and drive operational improvements throughout the IHOP system.

2006 Cash Flow Performance

An important aspect of IHOP’s business model is the Company’s ability to generate significant cash flow.  The following reflects anticipated cash generation as well as cash commitments in 2006:

•      Cash from Operations is expected to range between $55 million and $60 million in 2006, and principal receipts from note and equipment contracts receivables are expected to be within the range of $18 million to $20 million.

•      Capital expenditures are expected to range between $12 million to $14 million in 2006.  This primarily reflects investment in the development of four IHOP restaurants in its Company market in Cincinnati, Ohio, as well as supporting and optimizing the Company’s Information Technology infrastructure.

•      Cash commitments in 2006 are expected to be approximately $24 million, which includes the first principal repayment of the Company’s private placement debt, other long-term debt principal and capital lease obligations.

Investor Call Today

IHOP will host an investor conference call to discuss its 2006 performance guidance today Tuesday, January 31, 2006 at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time).  To participate on the call, please dial 866-543-6405 and reference pass code 73569146.  A live webcast of the call will be available on IHOP’s Web site at www.ihop.com, and may be accessed by visiting Conference Calls & Presentations under the site’s Investor Information section.  Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast.  A telephonic replay of the call may be accessed through February 7, 2006 by dialing 888-286-8010 and referencing pass code 98361493.  An online archive of the webcast will also be available on the Investor Information section of IHOP’s Web site.

About IHOP Corp.

The IHOP family restaurant chain has been serving a wide variety of breakfast, lunch and dinner selections for more than 45 years. Offering more than 16 types of pancakes as well as omelettes, breakfast specialties, burgers, sandwiches, chicken and steaks, IHOP’s diverse menu appeals to people of all ages. IHOP restaurants are franchised and operated by Glendale, California based IHOP Corp.  As of December 31, 2005, the end of IHOP’s fourth quarter, there were 1,242 IHOP restaurants in 48 states and Canada.  IHOP Corp. common stock is listed and traded on the NYSE under the symbol “IHP.”  For more information, call the Company’s headquarters at (818) 240-6055 or visit the Company’s Website located at www.ihop.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release.  They use such words as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” or other similar terminology.  These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements.  These factors include, but are not limited to: risks associated with the implementation of the Company’s strategic growth plan, the availability of suitable locations and terms of the sites designated for development; the ability of franchise developers to fulfill their commitments to build new IHOP restaurants in the numbers and time frames covered by their development agreements; the ability of the Company to franchise its remaining Company-operated restaurants; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond the Company’s control such as weather, natural disasters or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the International House of Pancakes brand and concepts by guests and franchisees; the Company’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission. Forward-looking information is provided by IHOP pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.